Exhibit 99.2



FOR MORE INFORMATION:                                   FOR IMMEDIATE RELEASE:
Timothy J. Lordan,                                      November 9, 2004
Vice President and Director, Investor Relations
THE ROUSE COMPANY
10275 Little Patuxent Parkway
Columbia, Maryland 21044
(410) 992-6546
www.therousecompany.com
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                  THE ROUSE COMPANY DECLARES EXTRAORDINARY
                       DIVIDEND OF $2.29474 PER SHARE

Columbia, Md. - Officials at The Rouse Company (NYSE: RSE) announced today that Rouse has entered into a closing agreement with the Internal Revenue Service in order to address certain tax law requirements relating to real estate investment trusts. Pursuant to the closing agreement, the Board of Directors of Rouse has declared an extraordinary dividend in the amount of $2.29474 per share, payable to shareholders of record as of the close of business on November 9, 2004. The extraordinary dividend will be paid on November 10, 2004.

In addition to the payment of the extraordinary dividend as described above, shareholders who hold their Rouse shares through the closing of Rouse's proposed merger with a subsidiary of General Growth Properties, Inc. (NYSE:GGP) will receive merger consideration of $65.20526 per share, plus a closing dividend equal to the pro rata portion of Rouse's regular quarterly dividend of $0.47 per share. The merger is expected to close on November 12, 2004. As previously announced, the closing dividend will be paid to shareholders of record as of the close of business on the business day preceding the merger. The amount of the closing dividend will be $0.29120 per share if the merger closes on November 12, 2004, increasing by $0.00511 per share for each day after November 12, 2004, until the merger closes.

For further information relating to the extraordinary dividend, please refer to the sections entitled "The Merger Agreement - Dividend Adjustment" at page 50 and "Certain Material U.S. Federal Income Tax Consequences" at page 64 of Rouse's definitive proxy statement dated October 8, 2004.

Headquartered in Columbia, Md., The Rouse Company was founded in 1939 and became a public company in 1956. A premier real estate development and management company, The Rouse Company, through its numerous affiliates, operates more than 150 properties encompassing retail, office, research and development and industrial space in 22 states. Additionally, the Company is the developer of the master-planned communities of Columbia and Fairwood in Md., Summerlin, along the western edge of Las Vegas, Nev. and Bridgelands, a new project on the western side of Houston, Tex. The Company is also an investor in The Woodlands, a planned community north of Houston, Tex.

THIS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS, WHICH REFLECT THE COMPANY'S CURRENT VIEW WITH RESPECT TO FUTURE EVENTS AND FINANCIAL PERFORMANCE. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM HISTORICAL OR ANTICIPATED RESULTS. THE WORDS "WILL," "PLAN," "BELIEVE," "EXPECT," "ANTICIPATE," "SHOULD," "TARGET," "INTEND," AND SIMILAR EXPRESSIONS IDENTIFY FORWARD-LOOKING STATEMENTS. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THEIR DATES. THE ROUSE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. FOR A DISCUSSION OF CERTAIN FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM HISTORICAL OR ANTICIPATED RESULTS, INCLUDING REAL ESTATE INVESTMENT RISKS, DEVELOPMENT RISKS AND CHANGES IN THE ECONOMIC CLIMATE, SEE EXHIBIT 99.1 OF THE ROUSE COMPANY'S FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2004.